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                                                                    Exhibit 23.1

                         Consent of Independent Auditors


The Board of Directors
Markel Corporation


We consent to incorporation herein by reference of our report dated September 10, 1999, with respect to the consolidated balance sheet of Gryphon Holdings, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K of Markel Corporation dated September 22, 1999. We also consent to incorporation herein by reference of our report dated February 2, 1999, with respect to the consolidated balance sheets of Markel Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Markel Corporation 1998 annual report on Form 10-K. Furthermore, we consent to incorporation herein by reference of our report dated February 24, 1998, with respect to the consolidated balance sheets of Gryphon Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Markel Corporation dated January 29, 1999, as amended, November 16, 1999.

We also consent to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.


                                  /s/ KPMG LLP



Richmond, Virginia

February 4, 2000